Exhibit 99.2

ASURE SOFTWARE, INC. ANNOUNCES
PRICING OF PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas — June 14, 2018 — Asure Software, Inc. (NASDAQ: ASUR), a leading global provider of human capital management (HCM) and workplace management software, today announced the pricing of an underwritten public offering of its common stock. The offering consists of 2,000,000 newly issued shares being sold by Asure Software and 500,000 shares being sold by iSystems Holdings, LLC, the selling stockholder, at a public offering price of $17.50 per share. The gross proceeds to Asure Software from this offering are expected to be $35,000,000, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the company. Asure Software has granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock from Asure Software at the same price. The offering is expected to close on or about June 18, 2018, subject to customary closing conditions.

Asure Software intends to use the net proceeds received from the sale of the common stock for general corporate purposes. Asure Software may also use a portion of the net proceeds to acquire or invest in complementary businesses, assets or technologies, although Asure Software has not entered into any definitive agreement with respect to any specific acquisition at this time. Asure Software will not receive any proceeds from the sale of shares by the selling stockholder.

Cowen, Canaccord Genuity and Roth Capital Partners are acting as joint book-running managers for the offering.

The shares of common stock are being offered pursuant to effective shelf registration statements that Asure Software previously filed with Securities and Exchange Commission (SEC). An electronic preliminary prospectus supplement and the accompanying prospectuses relating to the offering has also been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectuses relating to the offering may also be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or via telephone at (631) 274-2806, Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, Massachusetts 02110, Attn: Equity Capital Markets, via telephone at (617) 371-3900 or via e-mail at prospectus@canaccordgenuity.com, or Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via e-mail at rothecm@roth.com. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Asure Software being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Asure Software, Inc.

Headquartered in Austin, Texas, Asure offers intuitive and innovative cloud-based solutions designed to help organizations of all sizes and complexities build companies of the future. Asure’s cloud platforms enable more than 100,000 clients worldwide to better manage their people and space in a mobile, digital, multi-generational, and global landscape. Asure’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, human resources consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization

Forward-Looking Statements

The forward looking statements in this press release, including with respect to the proposed offering and the intended use of the proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions, including Asure’s ability to satisfy the closing conditions of the offering, and there can be no assurance as to whether or when the offering may be completed. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the preliminary prospectus supplement and the accompanying prospectuses and in Asure’s other filings and reports filed with the SEC. When used in this press release, the words “may,” “could,” “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update these forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Carolyn Bass, Partner

Market Street Partners

415-445-3232

cbass@marketstreetpartners.com